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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C, 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                        Furr's Restaurant Group, Inc.
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            (Exact name of registrant as specified in its charter)

               Delaware                                  75-2350724
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

3001 E. President George Bush Highway, Richardson, Texas              75082
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       (Address of principal executive offices)                    (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                      Name of each exchange on which
     to be so registered                      each class is to be registered

Common Stock, par value $.01 per share        The American Stock Exchange
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), checking the following box. /X/

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

Securities Act registration statement file number to which this form relates:
____ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

     None
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                             (Title of class)

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                             (Title of class)

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                INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL

Set forth below is a summary of the terms of the Common Stock. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Amended and Restated Certificate of Incorporation of the Company (as amended, the "Certificate of Incorporation") as currently in effect. The Certificate of Incorporation currently authorizes for issuance 20 million shares of capital stock, consisting of 15 million shares of Common Stock and 5 million shares of preferred stock. The Board of Directors may authorize additional series of preferred stock and fix the voting powers, dividend rates, preferences and rights thereof. The Board of Directors has not authorized the issuance of any series of preferred stock.

COMMON STOCK

The Company is presently authorized to issue 15 million shares of Common Stock, par value $.01 per share. Holders of Common Stock have no preemptive rights to purchase or subscribe for securities of the Company and the Common Stock is not subject to redemption by the Company or convertible.

Dividends. The holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Company does not currently anticipate paying dividends on its Common Stock in the foreseeable future. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common stock will be entitled to share ratably in any assets of the Company remaining after satisfaction of outstanding liabilities.

Voting Rights. Holders of Common Stock will be entitled to one vote for each share held on all matters submitted to a vote of the stockholders unless otherwise required by the Delaware General Corporation Law. The holders of a majority of the shares entitled to vote shall constitute a quorum at a meeting of stockholders. Cumulative voting for the election of directors is not permitted; therefore, the holders of a majority of the Company's voting securities can elect all members of the Board of Directors of the Company.

ITEM 2. EXHIBITS.

     List below all exhibits filed as a part of the registration statement:

Exhibit No.     Description
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    3.1         Amended and Restated Certificate of Incorporation, incorporated by reference from the Registrant's Registration Statement on Form S-4 (File No. 33-38978).

    3.2 By-laws of Furr's/Bishop's, Incorporated, as amended, incorporated by reference from Exhibit 3.1 to Registrant's Report



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                on Form 10-Q filed August 10, 1999 with respect to the fiscal quarter ended June 29, 1999

    3.3 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Furr's/Bishop's, Incorporated, incorporated by reference from the Registrant's Registration Statement on Form S-4 (File No. 33-92236).

    3.4 Certificate of Incorporation of Furr's/Bishop's, Incorporated, incorporated by reference from the Registrant's Form 10-K for the year ended January 2, 1996.

    3.5 Third Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Furr's/Bishop's Incorporated as filed with the Secretary of State of Delaware on December 10, 1999, filed as Exhibit 3.5 to Registrant's Annual Report on Form 10-K for the year ended December 28, 1999.

    3.6 Fourth Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Furr's/Bishop's Incorporated as filed with the Secretary of State of Delaware on December 10, 1999. Filed as Exhibit 3.6 to Registrant's Annual Report on
                Form 10-K for the year ended December 28, 1999.

    3.7 Certificate of Ownership and Merger of Subsidiary into Parent, as filed with the Secretary of State of Delaware on February 10, 2000 filed as Exhibit 3.7 to Registrant's Annual Report on
                Form 10-K for the year ended December 28, 1999.


                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                       Furr's Restaurant Group, Inc.

                                       By:/s/ Paul G. Hargett
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                                       Name:  Paul G. Hargett
                                       Title: Executive Vice President and
                                              Chief Financial Officer



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